UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only
(as permitted by Rule 14a–6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a–12

CCC INFORMATION SERVICES GROUP INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):
☑	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a–6(i)(1) and 0–11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐		Fee paid previously with preliminary materials.

☐		Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

This filing consists of (1) a memorandum sent by Human Resources to CCC employees with restricted stock grants on February 7, 2006; (2) a memorandum sent by Human Resources to CCC employees with stock option grants on February 7, 2006; and (3) an email sent to all CCC employees on February 7, 2006 regarding the Employee Stock Purchase Plan.

TO:	EMPLOYEES WITH RESTRICTED STOCK GRANTS

FROM:	HUMAN RESOURCES

SUBJECT:	UPCOMING INVESTCORP ACQUISITION: TREATMENT OF RESTRICTED SHARES

DATE:	2/7/2006

As part of the acquisition of CCC Information Services Group Inc. by Investcorp, any outstanding shares of restricted stock that you have been granted will be converted into a cash payout. What follows is a summary of this process that may be helpful in understanding how the conversion of your stock to cash will take place.

Restricted Stock

All of the restricted stock currently outstanding becomes unrestricted as part of the closing of the transaction. In the merger, all of the previously restricted shares will be converted into the cash price of $26.50 per share.

To calculate your taxable income from the transaction, multiply your restricted shares by the acquisition price to determine your income. That amount of income will be paid to you, net of required tax withholdings upon the completion of the transaction.

Here is a schedule of the transaction and the approximate timing of your payout:

•	The transaction is scheduled to occur on or about February 10, assuming CCC’s stockholders approve the transaction at the February 9th special meeting.

•	Upon completion of the transaction, your shares will become unrestricted shares, which are reportable as taxable wages to you on the date of the transaction, at a value equal to the value to be paid by the Acquiring Company.

•	The value of your restricted shares, less all required tax withholding, will be paid directly to you by CCC through a special payroll. The direct deposits will be credited to employee accounts no later than two business days after the completion of the transaction.

You do not need to take any action or complete any forms in order to receive your payment; it will occur automatically.

Tax Treatment

All of the income that employees realize as a result of the restricted stock redemption will be reported as taxable wages, and as such the income receives ordinary income treatment. Your 2006 W-2 will report the value of your Restricted Shares as well as all tax withholding required by the IRS, and state and local taxing authorities.

While there are tax withholdings done on the Restricted Share Income, it is possible that an employee may owe additional income taxes in 2006 as a result of their increased wages. Since individual tax situations are all different, we urge employees with restricted stock shares to consult with their tax advisor regarding tax law and their unique tax situations.

Cash Received

Paycheck and salary information is regarded as strictly confidential, and as your restricted stock holdings may differ from your peers and coworkers, information about your individual restricted stock should be kept confidential.

If you are an employee who receives a cash payout through the sale of stock as a result of the acquisition, you may want to contact your personal financial consultant or planning specialist. CCC does not directly sponsor any such entity, but will provide the contact information for such resources upon request. Please contact your Human Resources representative for information.

Important Additional Information

CCC has filed a Proxy Statement in connection with the transaction. Investors and stockholders are urged to read the Proxy Statement because it contains important information about CCC, the transaction and related matters. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by CCC through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement from CCC by contacting Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, or by telephone at (877) 901-6134.

CCC and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding CCC’s directors and executive officers is contained in CCC’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Proxy Statement, filed on Schedule 14A, dated April 22, 2005, which are filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov.

Questions

If you have additional questions about the process of surrendering your shares of restricted stock in the upcoming acquisition, please contact Ross Wilken, Benefits Manager, at (312) 229-2082.

TO:	CCC EMPLOYEES WITH STOCK OPTION GRANTS

FROM:	HUMAN RESOURCES

SUBJECT:	UPCOMING INVESTCORP ACQUISITION: TREATMENT OF STOCK OPTIONS

DATE:	2/7/2006

As part of the acquisition of CCC Information Services Group Inc. by Investcorp, our stock option plans will terminate upon completion of the merger. Any and all outstanding stock options that you have been granted become vested at the closing, and will be cancelled and paid out by the Company through an “Option Cancellation Payment”. What follows is a summary of this process that may be helpful in understanding how the conversion of your stock options to cash will take place:

Stock Options

The acquisition agreement provides that each option issued and outstanding immediately prior to completion of the merger will fully vest and become exercisable. As part of the acquisition the options are all treated as being exercised and immediately paid out by the Acquiring Company at the price of $26.50.

Employees with outstanding options immediately prior to completion of the merger will receive an Option Cancellation Payment, which is payment for the total value of all options held by the employee. The value of each option will be equal to (i) the number of shares of common stock subject to the option multiplied by (ii) $26.50 minus the per share exercise price of the option. The Option Cancellation Payment is considered additional wages to each employee, and the Payment is subject to all applicable withholding taxes.

Here is a schedule of the transaction and the approximate timing of your payout:

•	The transaction is scheduled to occur on or about February 10 (assuming CCC’s stockholders approve the transaction at the February 9th special meeting), at which time your stock options will immediately vest, be exercised and paid out by the Acquiring Company.

•	Upon completion of the transaction, you will be paid your proceeds (net of withholding) directly by CCC. It will be paid through a special payroll, with direct deposits credited to employee accounts no later than the second business day after the closing.

You do not need to take any action or complete any forms to receive your Option Cancellation Payment; it will occur automatically.

Tax Treatment

Under CCC’s plans, proceeds from the exercise of stock options are considered taxable wages, subject to ordinary income treatment. The entire amount of the Option Cancellation Payment will be reported as additional wages on your 2006 W-2. As indicated above, the payment is subject to withholding at standard rates defined by the IRS, state and local taxing authorities.

While there are tax withholdings done on the Option Cancellation Payment, it is possible that an employee may owe additional income taxes in 2006 as a result of their increased wages. Since individual tax situations are all different, we urge employees with stock options to consult with their tax advisor regarding tax law and their unique tax situations.

Cash Received

Paycheck and salary information is regarded as strictly confidential, and as your option holdings may differ from your peers and coworkers, information about your individual stock options should be kept confidential.

If you are an employee who will receive an Option Cancellation Payment as a result of the acquisition, you may want to contact your personal financial consultant or planning specialist. CCC does not directly sponsor any such entity, but will provide the contact information for such resources upon request. Please contact your Human Resources representative for information.

Important Additional Information

CCC has filed a Proxy Statement in connection with the transaction. Investors and stockholders are urged to read the Proxy Statement because it contains important information about CCC, the transaction and related matters. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by CCC through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement from CCC by contacting Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, or by telephone at (877) 901-6134.

CCC and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding CCC’s directors and executive officers is contained in CCC’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Proxy Statement, filed on Schedule 14A, dated April 22, 2005, which are filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov.

Questions

If you have additional questions about the handling of your stock options through the upcoming acquisition, please contact Ross Wilken, Benefits Manager, at (312) 229-2082.

CCC Employee Email

To:	Employee Stock Purchase Plan Participants

From:	HR/Benefits

Re:	Investcorp Acquisition and your ESPP Account

Shares held in the 401(k)

The acquisition of CCC Information Services Group Inc. by Investcorp has an impact on shares of CCC stock owned by employees through the 401(k) Plan and the Employee Stock Purchase Plan (ESPP). If you are a participant in the 401(k) Plan, you were recently mailed a communication from T. Rowe Price as well as received an email that summarized what will happen to proceeds from the sale of shares of stock that you hold in the 401(k) Plan as a result of the upcoming acquisition (for your reference, that communication has been posted to CCCNN).

Shares held in the ESPP

The following information is a summary of the mechanics of the upcoming acquisition with respect to the Employee Stock Purchase Plan specifically:

January 2006 ESPP Purchase and Timing of the Acquisition

If you are a participant in the ESPP, stock purchases have continued to be made on a monthly basis, as planned, up until the date that the acquisition transaction actually closes. Following the acquisition, the Employee Stock Purchase Plan is terminated, and no further stock purchases will be made.

ESPP purchases are normally made on the last business day of each month based on payroll contributions that have been made during that completed month’s paychecks, and allocated to participant accounts at Computershare during the first week of the following month. Accordingly, an ESPP purchase has been made based on payroll contributions taken from participants’ paychecks during January, and the shares have been allocated to participant accounts during the first week of February, as normal.

As previously announced, a special meeting of stockholders has been set for Thursday, February 9, 2006 to vote on the transaction. As announced, given stockholder approval, we expect that the closing will occur a day or two later, possibly as soon as February 10, 2006.

If the closing occurs prior to the first paycheck in February (as expected), then there will be no further ESPP deductions taken from your February 15 paycheck or future paychecks, and ESPP purchases will no longer occur on a go forward basis.

After the transaction closes & payment of your proceeds

After the close of the transaction occurs, CCC is no longer a publicly traded stock.

If you are currently holding ESPP shares in a Computershare account, Computershare will act on behalf of all such holders, exchanging those shares for the $26.50 per share as noted in the terms of the acquisition. You will be mailed a check for the proceeds within approximately 2 weeks from the date that the transaction closes. You do not need to take any action for this sale to occur; it will occur automatically and you will be mailed a check *. The check will be mailed to your home address on record with Computershare.

If you have taken a certificate for your ESPP shares, you will be required to complete a Letter of Transmittal to make your exchange of shares for $26.50. Letters of Transmittal are mailed out within approximately seven days of the deal closing, and will be mailed to the address on file with your broker or the transfer agent, and must be returned in order to facilitate your transaction.

What are the tax consequences of the sale of my stock held in the ESPP?

If the acquisition occurs as expected, the sale of all the stock in your ESPP account will be a taxable event in 2006. Computershare will issue a Form 1099 for your tax purposes. Additionally, a portion of your gain from the sale of your ESPP shares may be reportable as additional wages by CCC. The attached memo details when such reporting is required, and how it will occur. Employees participating in the Plan are urged to consult with a tax advisor regarding tax law and their unique tax situations.

(See attached file: ESPP Required Tax Reporting 2006.doc)

If you have any questions about your ESPP account or the sale of your Plan shares due to the acquisition, please contact Computershare at (800)621-3777 or Ross Wilken, Benefits Manager, at ext. 2082.

Attachment: ESPP Required Tax Reporting 2006

TO:	CCC ESPP PARTICIPANTS

FROM:	MIKE SCHMAUS

ROSS WILKEN

SUBJECT:	ESPP SALE—PORTION REPORTED AS WAGES FOR TAX PURPOSES

DATE:

The tax consequences resulting from the sale or other disposition of ESPP shares depends upon whether the employee has held the shares for the required holding period under the Internal Revenue Code. The required holding period is the longer of two years from Grant Date or one year from the Purchase Date.

All ESPP shares in your account on the date of the acquisition of CCC Information Services Group Inc. by Investcorp will be sold on that date, with Plan participants receiving a check with the proceeds from the sale. It is possible that a portion of your shares in the Plan will not have met the aforementioned holding period at the time they are sold. What follows is a summary of how the sale of those shares should be treated from a tax perspective.

ESPP Participants who sold shares that did not meet the Holding Period

Generally, under present law, if an ESPP participant sells shares prior to the expiration of the required holding period, such person will recognize ordinary income in the amount of the difference between his or her actual purchase price and the fair market value of the stock on the Purchase Date. This amount must be reported by the Company on the employee’s W-2 form as ordinary income. Any further profit will likely be taxable as a short-term capital gain. In the event of a loss, the employee must still recognize ordinary income on the aforementioned discount at purchase; the loss will be treated as a capital loss.

The following is an illustration of the tax consequences of a sale of stock before the expiration of the required holding period. This example uses the actual Grant Date and Purchase Date prices for an August 31, 2005 purchase:

Assumptions:	The fair market value of the stock is $24.68 on 8/1/05 (the Grant Date) and $25.62 on 8/31/2005 (the Purchase Date). Participant’s purchase price is thus $20.98 (85% of $24.68). If the stock is sold at:
Sale Price:	$26.50	$25.62	$23.00	$20.00

Total Gain (Loss)	$5.52	$4.64	$2.02	($0.98)

Ordinary income would be:	$4.64	$4.64	$4.64	$4.64
Capital gain (loss) would be:	$0.88	—	($2.62)	($5.62)

Note from the example, that the ordinary income amount is always the same—the fair market value of the stock on the Purchase Date, less the purchase price paid for the stock. This ordinary income is required to be reported to employees as wages on their annual Form W-2.

Assuming that the proposed acquisition by Investcorp does occur as scheduled in early February, all dispositions will have a treatment similar to that in the example column with the sale price of $26.50 above—all participants will realize a gain on their sales, with a portion being ordinary income, and a portion being capital gain.

Next Steps

On the participating employee’s Form W-2, CCC will report the Ordinary Income for all 2006 sale of shares that did not meet the holding period. This includes the sale of shares that will occur as a result of the acquisition of CCC Information Services Group Inc. by Investcorp and corresponding sale of all shares in your ESPP account at a price of $26.50 per share. All other tax reporting (e.g., capital gains within the holding period, and ordinary income and capital gains after the holding period) will be the responsibility of the individual employee.

In order to report this ESPP related income, you will receive a payroll adjustment sometime in the first half of 2006. The paystub for the adjustment will include an income line labeled “ESPP sale” that reports the ordinary income amount. There will also be a deduction line labeled “Wash”, which shows the ordinary income amount as a negative, and is used by the payroll system to indicate that you have already received the cash related to this income.

Information on ESPP dispositions for 2006 will also be reflected on your 2006 W-2, which will be prepared in January 2007.

If you have any questions or require any additional information, please contact Ross Wilken in CCC’s HR department ( rwilken@cccis.com ) or Mike Schmaus ( mschmaus@cccis.com ) in our Corporate Tax Department.

Important Additional Information

CCC has filed a Proxy Statement in connection with the transaction. Investors and stockholders are urged to read the Proxy Statement because it contains important information about CCC, the transaction and related matters. Investors and security holders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by CCC through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement from CCC by contacting Georgeson Shareholder Communications Inc., 17 State Street, New York, NY 10004, or by telephone at (877) 901-6134.

CCC and its directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the transactions contemplated by the Merger Agreement. Information regarding CCC’s directors and executive officers is contained in CCC’s Annual Report on Form 10-K for the year ended December 31, 2004 and its Proxy Statement, filed on Schedule 14A, dated April 22, 2005, which are filed with the SEC. These documents are available free of charge at the SEC’s web site www.sec.gov.

This description of tax considerations does not describe all federal tax consequences of participating in the Plan; nor does it describe state or local tax consequences. Employees participating in the Plan are urged to consult with a tax advisor regarding tax law and their unique tax situations.